EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Mad Catz Interactive, Inc.:

We consent to incorporation by reference in the registration statements No. 333-103798 and No. 333-169947 on Form S-8 and No. 333-173892 on Form S-3 of Mad Catz Interactive, Inc. of our report dated June 13, 2012, relating to the consolidated balance sheets of Mad Catz Interactive, Inc. and subsidiaries as of March 31, 2012 and 2011, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended March 31, 2012, which report appears in the March 31, 2012 Annual Report on Form 10-K of Mad Catz Interactive, Inc.

/s/ KPMG LLP

San Diego, California

June 13, 2012